UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): 9/7/07

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15234	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 SOUTH MARKET STREET

PETERSBURG, VIRGINIA 23803

(Address of principal executive offices, including zip code)

(804) 530-0535

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2007, Star Scientific, Inc. (the “Company”) issued a press release (which is attached as Exhibit 99.1 hereto and is incorporated herein by reference), announcing that its Board of Directors had elected two new directors to the Board, Neil Chayet, Esq. and Alan Weichselbaum.

Mr. Chayet, an attorney, is President of Chayet Communications Group, Inc. He is a graduate of Tufts University and the Harvard Law School. He has been a visiting lecturer and adjunct professor in the Department of Psychiatry and the Harvard Medical School and the Tufts University School of Dental Medicine and School of Medicine, and a former chair of the Massachusetts Mental Health Institute, Inc. He is a former member of the Research Grants Review Committee for the Studies of Narcotic Drug Abuse at the National Institute of Mental Health (NIMH), and was a delegate to the United Nations Conference on Psychotropic Substances and the Single Convention on Narcotic Drugs. Since 1976, Mr. Chayet has had a daily radio feature, “Looking at the Law” that is syndicated by CBS, and he has been a frequent lecture on topics related to the intersection of health sciences and the law. Mr. Chayet received the Civic Achievement Award from the American Jewish Committee in April, 2007.

Mr. Weichselbaum is Chairman and the General Partner of Gimmel Partners, LP, an asset management firm in New York, NY. His career has focused on the analysis and evaluation of small-cap companies. Mr. Weichselbaum received an undergraduate degree in accounting with honors from Queens College in 1986 and is a certified public accountant. From 1986 to 1989 he was with Price Waterhouse in the small business Audit and Tax group. After receiving an MBA in finance from New York University, Mr. Weichselbaum spent three years with Philip Morris Capital Corporation. Following that, Mr. Weichselbaum continued his career on Wall Street, working with both hedge funds and asset management firms in the area of small-cap equities. He is a member of the board and former president of the Young Israel of Lawrence, Cedarhurst, NY. He also is a member of the board of directors of Tony Power, a therapeutic writing center for youth, in New York.

The Company also announced in the press release issued on September 10, 2007, that David Vorhoff resigned from the Company’s Board of Directors after two years of service to accommodate his expanded duties and obligations as President of the investment banking firm, McColl Partners. The Company agreed to extend the option exercise period for Mr. Vorhoff’s options for two years, which is within the period of the original option grant, in recognition of Mr. Vorhoff’s service to the Board of Directors over the past two years and Mr. Vorhoff’s agreement to provide limited consulting services during the two year period, if requested. Generally the Company’s stock option agreements provide that upon resignation the grantee would have a three-month period within which to exercise any options.

Item 8.01 Other Events.

On September 11, 2007, The Company issued a press release (which is attached as Exhibit 99.2 hereto and is incorporated herein by reference), announcing that it filed the opening appellate brief in its ongoing patent infringement litigation against RJ Reynolds Tobacco Company, Inc. (“RJR”) on September 10th. Under the rules in the United States Court of Appeals for the Federal Circuit, RJR’s brief in opposition is due 40 days thereafter, and the Company’s reply brief to RJR’s opposition brief then will be due within 14 days of RJR’s filing its brief. The Company expects that all briefing on the appeal should be completed by early November, and that notice of a date for oral argument will be issued shortly thereafter.

An electronic version of the Company’s opening brief is available on the Company’s corporate website, www.starscientific.com, by clicking on the “Selected Articles” section of the website’s “Media” menu.

Forward-Looking Statements

The discussion in this Current Report includes forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to the risks and uncertainties associated with the Company’s business described in its filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this filing and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Item 9.01

(d)	Exhibits

99.1	Press release issued by Star Scientific, Inc. on September 10, 2007

99.2	Press release issued by Star Scientific, Inc. on September 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: September 11, 2007	BY:	/s/ Paul L. Perito
Paul L. Perito Chairman of the Board, President and Chief Operating Officer

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